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                                                                                                                     Exhibit 12.1

                              THE SOUTHERN COMPANY                                                                   4/21/98
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                   and the twelve months ended March 31, 1998

                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                   Year ended December 31,                               March 31,
                                            =======================================================================================
                                             1993               1994              1995        1996            1997           1998
                                             ====               ====              ====        ====            ====           ====
                                            ------------------------------Thousands of Dollars-------------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF
REGULATION S-K:
   Income  Before  Interest  Charges        $1,826,864     $1,756,149       $1,900,288   $1,944,144      $2,037,380     $2,122,974
      Currently payable  federal & state
      income taxes                             484,926        685,047          656,519      651,213         650,939        644,890
      Deferred  federal & state
      income taxes, net                        209,376         (3,881)          86,938       56,603          23,959         19,037
      Other income taxes, net                  (17,535)         4,145           25,194       49,802         164,177        162,306
      AFUDC - Debt funds                        13,251         18,123           20,267       19,073          14,053         11,976
                                            ----------     ----------       ----------   ----------      ----------     ----------
         Earnings as defined                $2,516,882     $2,459,583       $2,689,206   $2,720,835      $2,890,508     $2,961,183
                                            ==========     ==========       ==========   ==========      ==========     ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF
REGULATION S-K:
   Interest  on long-term  debt             $  594,746     $  567,120       $  557,199   $  530,067      $  679,696     $  707,774
   Interest on interim  obligations             29,831         33,401           62,693      107,008         111,694        105,277
   Amort of debt discount,
   premium & expense, net                       26,295         29,911           43,960       33,184          34,233         33,669
   Other interest  charges                      87,086         46,945           52,712       68,099         182,827        199,904
                                            -----------    -----------      ----------   ----------      ----------     ----------
         Fixed charges as defined           $  737,958     $  677,377       $  716,564   $  738,358      $1,008,450     $1,046,624
                                            ===========    ===========      ==========   ==========      ==========     ==========



RATIO OF EARNINGS TO FIXED CHARGES                3.41           3.63             3.75         3.68            2.87           2.83
                                                  ====           ====             ====         ====            ====           ====



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